SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ALLSPRING GLOBAL DIVIDEND OPPORTUNITY FUND
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

[X] [ ]	No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(a) Title of each class of securities to which transaction applies:
(b) Aggregate number of securities to which transaction applies:
(c) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(d) Proposed maximum aggregate value of transaction:
(e) Total fee paid:
[ ]	Fee paid previously with preliminary material
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(a) Amount Previously Paid: ______________
(b) Form, Schedule or Registration Statement No.: ____
(c) Filing Party: ______________________
(d) Date Filed: _______________________

Supplement to Proxy Statement for the Annual Meeting of Shareholders
Allspring Global Dividend Opportunity Fund

The following information relates to the proxy statement (the “Proxy Statement”) of Allspring Global Dividend Opportunity Fund (the “Fund”), filed with the Securities and Exchange Commission on December 27, 2023, furnished to shareholders of the Fund in connection with the annual meeting of shareholders scheduled on February 5, 2024 (the “Meeting”).
This supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, all information set forth in the Proxy Statement and proxy card remain accurate and should be considered in voting your shares.

To the Shareholders of the Fund:
The Fund wants to assure its shareholders of its commitment to ensuring that the Meeting provides shareholders with a meaningful opportunity to participate. To support these efforts, the Fund has decided to hold the Meeting virtually in addition to telephonically. Shareholders who wish to participate in the Meeting virtually should call the Fund's proxy solicitor, Computershare Fund Services, at (888) 275-5489 for instructions on how to do so.
Use of the virtual platform will allow for shareholders to:
●
vote by following the instructions available on the virtual platform during the Meeting;
●
submit questions by following the instructions available on the virtual platform during the Meeting.  Questions relevant to Meeting matters will be answered during the Meeting, subject to time constraints.
Responses to questions relevant to Meeting matters that are not answered during the Meeting due to time constraints will be posted to the Fund’s website at www.allspringglobal.com.
The Fund welcomes all of its shareholders to join and participate in the Meeting.  Whether or not you plan to attend the Meeting, we urge you to vote and submit your proxy in advance of the Meeting by one of the methods described in the Proxy Statement.
By Order of the Board of Trustees,
R. Matthew Prasse
Secretary
January 24, 2024